Exhibit 99.2


FOR IMMEDIATE RELEASE
December 18, 2002


      Contacts:   (Media) Marybeth Thorsgaard                       763-764-6364
                  (Analysts) Kris Wenker                            763-764-2607


            GENERAL MILLS REPORTS FISCAL 2003 SECOND QUARTER RESULTS

       EARNINGS BEFORE UNUSUAL ITEMS GREW 22 PERCENT TO 77 CENTS PER SHARE

                    EPS INCLUDING UNUSUAL ITEMS UP 78 PERCENT

  NET SALES INCREASED 60 PERCENT WITH INCREMENTAL CONTRIBUTIONS FROM PILLSBURY

                  COMPARABLE NET SALES GREW 5 PERCENT WORLDWIDE

          COMPANY INCREASES FISCAL 2003 EPS GUIDANCE TO $2.60 TO $2.62
                              BEFORE UNUSUAL ITEMS

         MINNEAPOLIS, MN - General Mills, Inc. (NYSE: GIS) today reported results for the second quarter of fiscal 2003. Net sales for the thirteen weeks ended Nov. 24, 2002, grew 60 percent to $2.95 billion including the incremental contribution from the Pillsbury businesses acquired Oct. 31, 2001. Comparable net sales, as if General Mills had owned Pillsbury for all of the previous year, grew 5 percent. Comparable unit volume increased 3 percent in the quarter.

         Second-quarter earnings after tax before unusual items grew 46 percent to reach $290 million. Although the number of average diluted shares outstanding was 19

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


percent higher for the period, diluted earnings per share before unusual items rose 22 percent to 77 cents. Including unusual items, which are discussed below, earnings after tax more than doubled to $276 million and diluted earnings per share grew to 73 cents, up 78 percent.

         Chairman and Chief Executive Officer Steve Sanger said the company was pleased with these results. "Our strong second quarter provides the clearest signal yet of the power of combining Pillsbury and General Mills. Our unit volumes were up across nearly all of our major product lines and global market areas. This business momentum is continuing in December. As a result, we see General Mills well on track to meet or beat the goals we set back in June for strong top-line and bottom-line growth in fiscal 2003."

         Through the first six months of fiscal 2003, reported net sales increased 64 percent to $5.32 billion. Comparable net sales and unit volume each grew 2 percent in the first half. Earnings after tax before unusual items grew to $501 million, up 31 percent. Diluted earnings per share before unusual items totaled $1.33, up 7 percent. Including unusual items and the effect of an accounting change in fiscal 2002, first-half net earnings after tax totaled $452 million in fiscal 2003 and $319 million in fiscal 2002. Diluted earnings per share for the first half were $1.20, up 15 percent from $1.04 last year.

Unusual Items
-------------

Results for both fiscal 2003 and 2002 included unusual items. In the second quarter of 2003, the company recorded net unusual expense of $21 million pretax, $14 million after tax (4 cents per diluted share). This primarily reflects integration and transaction costs associated with the Pillsbury acquisition. Those expenses were partially offset by $3 million pretax income from additional insurance proceeds stemming from a 1994 oats handling incident. In last year's second quarter, the company recorded net unusual expense of $109 million pre-tax, $68 million after tax (22 cents per share).

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


         Through the first half, net unusual expense totaled 13 cents per share, compared to 19 cents per share in fiscal 2002. A complete description of unusual items in both years is provided in footnote (2) to the financial statements included in this press release.


                                EARNINGS SUMMARY
                      (in millions, except per share data)


                                    Second Quarter        First Half
                                   -----------------------------------
                                    FY03      FY02      FY03      FY02
EARNINGS AFTER TAX (EAT)
      Before unusual items         $ 290     $ 199     $ 501     $ 381
      Unusual Items                  (14)      (68)      (49)      (59)
      SFAS No. 133 Adoption           --        --        --        (3)
                                   -----     -----     -----     -----
Net Earnings                       $ 276     $ 131     $ 452     $ 319

AVG. DILUTED SHARES OUTSTANDING      377       318       376       307

EARNINGS PER SHARE (EPS)
      Before unusual items         $ .77     $ .63     $1.33     $1.24
      Unusual Items                 (.04)     (.22)     (.13)     (.19)
      SFAS No. 133 Adoption           --        --        --      (.01)
                                   -----     -----     -----     -----
EPS                                $ .73     $ .41     $1.20     $1.04


[NOTE: SALES FIGURES PROVIDED BELOW ARE AS REPORTED AND NET OF EXPENSES RECLASSIFIED UNDER EITF 01-09. OPERATING PROFITS ARE AS REPORTED, BEFORE UNUSUAL ITEMS. UNIT VOLUME COMPARISONS PROVIDED BELOW ARE ON A COMPARABLE BASIS, AS IF GENERAL MILLS HAD OWNED THE PILLSBURY BUSINESSES FOR ALL OF THE PREVIOUS YEAR.]


U.S. Retail Segment Results
---------------------------

Second-quarter net sales for General Mills' domestic retail operations grew 42 percent to $2.15 billion, and operating profits before unusual items rose 39 percent to $494 million. Comparable unit volume increased 4 percent, with gains posted by five of the company's six major divisions.

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         Unit volume for Big G was up 5 percent. Top established cereal brands, including Honey Nut Cheerios, Cinnamon Toast Crunch and Lucky Charms, posted good volume gains, and the popular line of Big G Milk `N Cereal Bars contributed 1 percentage point to the growth rate. In the Meals Division, unit volume rose 4 percent, led by Green Giant vegetables, Betty Crocker dinner mixes, and Progresso soup. Pillsbury USA unit volume grew 3 percent, with the strongest gains posted by frozen baked goods, Totino's pizza and hot snacks, and refrigerated ready-to-bake cookies, sweet rolls and biscuits. Yogurt unit volume was up 20 percent for the quarter, on continued strong performance by new Yoplait Whips! and established product lines. In Snacks, granola bars led unit volume growth of 2 percent. Baking products volume declined 10 percent in the quarter, reflecting the impact of heavy competitive promotional activity. Consumer movement for the company's major brands also was good, with composite retail sales across all outlets up 3 percent in the quarter, which did not include the Thanksgiving holiday this year.


Bakeries and Foodservice Segment Results
----------------------------------------

Net sales for the company's Bakeries and Foodservice segment doubled for the quarter to $483 million, and operating profits rose 34 percent to $51 million. Comparable unit volume was up 2 percent, outpacing foodservice industry trends. Performance in supercenter retail bakeries and convenience stores led the second-quarter volume increase.


International Segment Results
-----------------------------

Net sales for General Mills' consolidated international businesses more than tripled to $325 million and operating profits rose to $21 million. Comparable unit volume was down 2 percent overall, due to continuing macroeconomic weakness in Latin America. However, comparable volumes grew in all other major geographic regions. Dough products delivered good growth in Asia, and Old El Paso and Green Giant led performance in Europe. Comparable unit volume in Canada was up 3 percent, led by good growth in cereal.

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


Joint Venture Summary
---------------------

Second-quarter earnings after tax from joint ventures totaled $14 million compared to $3 million last year. The strong increase reflects a full three months of incremental profit contribution from Haagen-Dazs ice cream joint ventures in Asia, along with volume-driven gains by the Cereal Partners Worldwide (CPW) joint venture with Nestle and the Snack Ventures Europe (SVE) joint venture with PepsiCo. Together, CPW and SVE contributed $10 million in after-tax profits for the quarter. Total joint-venture results also included introductory marketing expenses for 8th Continent, the company's soymilk joint venture with DuPont. Through the first six months, joint venture earnings after tax totaled $31 million.


Corporate Items
---------------

Corporate unallocated expense before unusual items totaled a net $4 million in the second quarter. Last year's second-quarter unallocated expense was higher due to certain costs associated with completion of the Pillsbury acquisition.

         Interest expense for the second quarter of fiscal 2003 totaled $140 million, lower than forecast due to favorable rates and the success of the company's recent actions to refinance much of its commercial paper with longer-term debt. The company now expects fiscal 2003 interest expense will be between $555 and $580 million, down from an original forecast of $600 million. The effective tax rate excluding unusual items for the first half was 35.0 percent, consistent with the estimated full-year rate.


Outlook
-------

Looking ahead, Sanger said, "For the third quarter, we expect our unit volume growth to accelerate to a mid single-digit rate, and we'd estimate diluted earnings per share before unusual items will total 65 to 66 cents, in line with the current First Call consensus estimate. We've delivered solid operating performance through the first half of this year, and the favorable interest-rate environment together with our successful

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


debt refinancing has given us additional financial flexibility. As a result, we have increased our fiscal 2003 earnings guidance to a range of $2.60 to $2.62 per share before unusual items."

         Sanger also said that fiscal 2004 is expected to be another year of strong growth for General Mills. "Our unit volume growth will benefit from the brand-building actions we have begun implementing this year, and we'll also have a 53rd week in next year's fiscal calendar. In addition, we expect cost synergies from the Pillsbury acquisition to increase from a targeted $350 million in fiscal 2003 to $475 million in fiscal 2004." Sanger said the company plans to give specific guidance on fiscal 2004 financial targets in February.


GENERAL MILLS WILL HOLD A BRIEFING FOR INVESTORS TODAY, DECEMBER 18, 2002, BEGINNING AT 3:00 P.M. EST. YOU MAY ACCESS THE WEBCAST FROM GENERAL MILLS' CORPORATE HOME PAGE: www.generalmills.com.
                     --------------------

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements, including the statements under the caption "Outlook" and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future volume and earnings could be affected by difficulties resulting from the Pillsbury acquisition, such as integration problems; failure to achieve synergies; unanticipated liabilities; inexperience in new business lines; and changes in the competitive environment. Our future results also could be affected by a variety of additional factors such as: competitive dynamics in the U.S. ready-to-eat cereal market, including pricing and promotional spending levels by competitors; the impact of competitive products and pricing; product development; actions of competitors other than as described above; acquisitions or disposals of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; customer demand; effectiveness of advertising and marketing spending or programs; consumer perception of health-related issues; economic conditions, including changes in inflation rates or interest rates; fluctuation in the cost and availability of supply chain resources, and foreign economic conditions, including currency rate fluctuations. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.



                                      ####

                              GENERAL MILLS, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
                (Unaudited) (In Millions, Except per Share Data)

                                                             13 Weeks Ended        26 Weeks Ended
                                                           ------------------    ------------------
                                                           Nov. 24,   Nov. 25,   Nov. 24,   Nov. 25,
                                                             2002       2001       2002       2001
                                                           -------    -------    -------    -------
Net Sales                                                  $ 2,953    $ 1,842    $ 5,315    $ 3,246

Costs & Expenses:
    Cost of sales                                            1,768      1,040      3,154      1,761
    Selling, general and administrative                        623        415      1,156        787
    Interest, net                                              140         69        282        118
    Unusual items                                               21        109         76         94
                                                           -------    -------    -------    -------

       Total Costs and Expenses                              2,552      1,633      4,668      2,760
                                                           -------    -------    -------    -------

Earnings before Taxes and Earnings from Joint Ventures         401        209        647        486

Income Taxes                                                   139         81        226        176

Earnings from Joint Ventures                                    14          3         31         12
                                                           -------    -------    -------    -------

Earnings before cumulative effect of change
     in accounting principle                                   276        131        452        322

Cumulative effect of change in accounting principle             --         --         --         (3)
                                                           -------    -------    -------    -------

Net Earnings                                               $   276    $   131    $   452    $   319
                                                           =======    =======    =======    =======

Earnings per Share - Basic:

    Earnings before cumulative effect of change
        in accounting principle                            $   .75    $   .43    $  1.23    $  1.09

    Cumulative effect of change in accounting principle         --         --         --       (.01)
                                                           -------    -------    -------    -------

Earnings per Share - Basic                                 $   .75    $   .43    $  1.23    $  1.08
                                                           =======    =======    =======    =======

Average Number of Shares - Basic                               368        307        368        296
                                                           =======    =======    =======    =======

Earnings per Share - Diluted:

    Earnings before cumulative effect of change
        in accounting principle                            $   .73    $   .41    $  1.20    $  1.05

    Cumulative effect of change in accounting principle         --         --         --       (.01)
                                                           -------    -------    -------    -------

Earnings per Share - Diluted                               $   .73    $   .41    $  1.20    $  1.04
                                                           =======    =======    =======    =======

Average Number of Shares - Assuming Dilution                   377        318        376        307
                                                           =======    =======    =======    =======

See accompanying notes.

                               GENERAL MILLS, INC.
                               OPERATING SEGMENTS
                            (Unaudited) (In Millions)

                                                13 Weeks Ended          26 Weeks Ended
                                             -------------------     -------------------
                                             Nov. 24,    Nov. 25,    Nov. 24,    Nov. 25,
                                               2002        2001        2002        2001
                                             -------     -------     -------     -------
 Net Sales:
    U.S. Retail                              $ 2,145     $ 1,512     $ 3,755     $ 2,692
    Bakeries and Foodservice                     483         240         921         395
    International                                325          90         639         159
                                             -------     -------     -------     -------

       Total                                 $ 2,953     $ 1,842     $ 5,315     $ 3,246
                                             =======     =======     =======     =======

Operating Profit Before Unusual Items:
    U.S. Retail                              $   494     $   356     $   855     $   653
    Bakeries and Foodservice                      51          38         104          64
    International                                 21           6          43           9
    Unallocated Corporate Items                   (4)        (13)          3         (28)
                                             -------     -------     -------     -------

       Total                                 $   562     $   387     $ 1,005     $   698
                                             =======     =======     =======     =======

Operating Profit Including Unusual Items:
    U.S. Retail                              $   497     $   272     $   850     $   589
    Bakeries and Foodservice                      50          38          70          64
    International                                 21           6          43           9
    Unallocated Corporate Items                  (27)        (38)        (34)        (58)
                                             -------     -------     -------     -------

       Total                                 $   541     $   278     $   929     $   604
                                             =======     =======     =======     =======

                               GENERAL MILLS, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (In Millions)

                                          (Unaudited)  (Unaudited)
                                            -------      -------
                                            Nov. 24,     Nov. 25,     May 26,
                                              2002         2001          2002
                                            --------     --------     --------
ASSETS
Current Assets:
  Cash and cash equivalents                 $  1,747     $    853     $    975
  Receivables                                  1,236        1,219        1,010
  Inventories                                  1,280        1,079        1,055
  Prepaid expenses and other                     155          864          156
  Deferred income taxes                          264           62          241
                                            --------     --------     --------
    Total Current Assets                       4,682        4,077        3,437
                                            --------     --------     --------

Land, Buildings and Equipment                  4,590        4,581        4,618
  Less accumulated depreciation               (1,867)      (1,764)      (1,854)
                                            --------     --------     --------
    Net Land, Buildings and Equipment          2,723        2,817        2,764
Goodwill                                       6,369        8,377        8,473
Other Intangible Assets                        3,611           83           90
Other Assets                                   1,891        1,770        1,776
                                            --------     --------     --------

Total Assets                                $ 19,276     $ 17,124     $ 16,540
                                            ========     ========     ========

LIABILITIES AND EQUITY
Current Liabilities:
  Accounts payable                          $  1,499     $  1,184     $  1,217
  Current portion of debt                        100          584          248
  Notes payable                                2,379        7,220        3,600
  Other current liabilities                      848          821          682
                                            --------     --------     --------
    Total Current Liabilities                  4,826        9,809        5,747
Long-term Debt                                 7,480        2,206        5,591
Deferred Income Taxes                          1,734          493          407
Other Liabilities                              1,128        1,063        1,066
                                            --------     --------     --------
    Total Liabilities                         15,168       13,571       12,811
                                            --------     --------     --------

Minority Interest                                299            9          153

Stockholders' Equity:
  Common stock                                 5,672        5,689        5,733
  Retained earnings                            2,818        2,630        2,568
  Less common stock in treasury               (4,250)      (4,351)      (4,292)
  Unearned compensation                          (55)         (54)         (57)
  Accumulated other comprehensive income        (376)        (370)        (376)
                                            --------     --------     --------
    Total Stockholders' Equity                 3,809        3,544        3,576
                                            --------     --------     --------

Total Liabilities and Equity                $ 19,276     $ 17,124     $ 16,540
                                            ========     ========     ========

                               GENERAL MILLS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL INFORMATION

(1) Last year's second-quarter and six-month results include only three weeks of the Pillsbury business, which was acquired October 31, 2001.

(2) In the second quarter of fiscal 2003, we recorded unusual items of $21 million pretax expense, $14 million after tax ($.04 per diluted share), representing $24 million of expenses related to relocating production from former Pillsbury facilities being closed and other Pillsbury transaction and integration costs. These costs were partially offset by additional insurance settlements of $3 million pretax covering a 1994 oats handling incident.

     In last year's second quarter, we recorded unusual items totaling $109 million pretax expense, $68 million after tax ($.22 per diluted share), representing $25 million pretax of Pillsbury integration costs and $87 million pretax of cereal reconfiguration charges, partially offset by additional insurance settlements of $3 million pretax covering the 1994 oats handling incident.

     For the six months ended November 24, 2002, unusual items totaled $76 million pretax expense, $49 million after tax ($.13 per diluted share), representing $41 million pretax charges associated with the closure of our St. Charles, Illinois plant, and $38 million of expenses related to relocating production from former Pillsbury facilities being closed and other Pillsbury transaction and integration costs. These costs were partially offset by additional insurance settlements of $3 million pretax covering the 1994 oats handling incident.

     For the six months last year, unusual items totaled $94 million pretax expense, $59 million after tax ($.19 per diluted share), representing $30 million pretax of Pillsbury transaction and integration costs; $87 million pretax of cereal reconfiguration charges; $4 million pretax charges for the exit from the Squeezit beverage business; and $3 million pretax, net of insurance recovery, associated with a flash flood at our Cincinnati, Ohio, cereal plant; partially offset by additional insurance settlements of $30 million pretax covering the 1994 oats handling incident.

(3) Effective with the first quarter fiscal 2002, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The cumulative effect of adopting this accounting change was a $3 million charge, as reflected on the consolidated statements of earnings.

(4)  In the fourth quarter of fiscal 2002, we adopted Emerging Issues Task Force
     (EITF) Issue 01-09, which resulted in the reclassification of certain sales incentive and trade promotion expenses from selling, general and administrative expenses to a reduction of net sales. The impact was a reduction of net sales, and a corresponding reduction in selling, general and administrative expense, of $501 million in the second quarter of fiscal 2002, and $868 million for the first half of fiscal 2002.

(5) The Pillsbury acquisition valuation and purchase price allocation was completed in the second quarter of fiscal 2003. Intangible assets included in the final allocation were acquired brands of $3.5 billion and goodwill of $5.6 billion. Deferred income taxes of $1.3 billion, associated with the brand intangibles, were also recorded.